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                                                                  EXHIBIT 12 (a)

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                     GENERAL ELECTRIC CAPITAL SERVICES, INC.
                           AND CONSOLIDATED AFFILIATES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                        YEARS ENDED DECEMBER 31
                                                       --------------------------------------------------------
(Dollar amounts in millions)                              1996        1995        1994        1993        1992
                                                       --------    --------    --------    --------    --------
Earnings from continuing operations ................   $  2,817    $  2,415    $  2,085    $  1,567    $  1,331
Provision for income taxes .........................      1,231       1,105         864         642         404
Minority interest ..................................        167         140         139         134          40
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority interest .      4,215       3,660       3,088       2,343       1,775
                                                       --------    --------    --------    --------    --------
Fixed charges:
Interest ...........................................      7,402       6,731       4,598       3,585       3,780
One-third of rentals ...............................        182         175         156         138          92
                                                       --------    --------    --------    --------    --------
Total fixed charges ................................      7,584       6,906       4,754       3,723       3,872
                                                       --------    --------    --------    --------    --------
Less interest capitalized, net of amortization .....         41          21           9           4           6
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
  interest, plus fixed charges .....................   $ 11,758    $ 10,545    $  7,833    $  6,062    $  5,641
                                                       ========    ========    ========    ========    ========

Ratio of earnings to fixed charges .................       1.55        1.53        1.65        1.63        1.46
                                                       ========    ========    ========    ========    ========
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